Exhibit 10.6

SECOND AMENDMENT TO THE SECURITIES PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO THE SECURITIES PURCHASE AGREEMENT (this “Amendment”) is entered into as of June 20, 2025, by and between TREES Corporation, a Colorado corporation (the “Company”), and TCM Tactical Opportunities Fund II LP, in its capacity as Lead Investor under that certain Refinancing Agreement of even date herewith, to which this Amendment is attached (hereinafter the “Refinancing Agreement”).

RECITALS

WHEREAS, the Company, Lead Investor, and the Purchasers have entered into the Refinancing Agreement on even date herewith, whereby, among other things, the Company is issuing those certain promissory notes defined as (i) the Amended and Restated Original Note, (ii) the Third-Party Purchasers Amended and Restated Original Notes (jointly with the Amended and Restated Original Note, the “Restated Original Notes”), (iii) the First Seniority Secured Note, and (iv) the Third-Party Purchasers First Seniority Secured Note (jointly with the First Seniority Secured Note, the “First Seniority Notes”)

WHEREAS, the Company, Lead Investor, and the Purchasers are parties to that certain Securities Purchase Agreement dated September 15, 2022, as amended on December 15, 2023 (the “SPA”), governing the sale of certain securities by the Company to the Lead Investor and the Purchasers;

WHEREAS, the terms of the Refinancing Agreement and the issuance of the Restated Original Notes supersede or substitute certain terms in the SPA, and for purposes of clarity the parties consider it to be in their best interest to amend the SPA accordingly;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and undertakings herein contained, the Company, the Lead Investor on its own behalf and on behalf of all Purchasers, each intending to be legally bound hereby, covenant and agree as follows:

AMENDMENT TO THE SPA

1.	Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Refinancing Agreement.

2.	Amendment to the Definition of Notes. “Notes” under the SPA shall mean the “Restated Original Notes,” and all references to “Notes” throughout the SPA shall be deemed to be made to the Restated Original Notes.

3.	Consistency; Interpretation. As of the Effective Date, the SPA shall be deemed amended, to the extent necessary, to permit, account for, allow, and contemplate all transactions in the Refinancing Agreement. To the extent that there is an inconsistency between the terms of the SPA, and the terms of the Refinancing Agreement, the terms in the Refinancing Agreement shall govern. For the avoidance of doubt, no breach of the SPA shall exist solely because of the entering into, execution, delivery, and performance of the Definitive Agreements.

4.	No Other Amendments. The Company and the Purchasers agree that this Amendment is being entered into pursuant to, and in compliance with, the provisions of Section 7.13 of the Agreement. The parties agree that other than as amended hereby, all terms of the SPA shall remain in full force and effect as set forth in the respective documents.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be executed as of the date set forth above.

TREES CORPORATION

By:
Name:	Adam Hershey
Title:	Chief Executive Officer

TCM TACTICAL OPPORTUNITIES FUND II LP

By: Troob Capital Advisors LLC as Investment Manager

By:
Name:	Peter Troob
Title:	Managing Member